FOR RELEASE June 12, 2008

Contact:
Lawrence Pemble
Judy Zakreski
Chindex International, Inc.
(301) 215-7777

CHINDEX INTERNATIONAL, INC.

ANNOUNCES FISCAL 2008 YEAR END AND FOURTH QUARTER RESULTS

BETHESDA, MARYLAND – June 12, 2008 - Chindex International, Inc. (NASDAQ: CHDX), an independent American provider of international healthcare services and Western healthcare products in the People’s Republic of China, today announced results for its fiscal year end and fourth quarter ended March 31, 2008.

For the 2008 fiscal year, the Company reported total revenue of $130.1 million, an increase of 23% over the prior year, and income from continuing operations increased 80% to $8.3 million from $4.6 million in the prior year. Net income increased 34% to $3.7 million, or earnings per share of $0.32 compared to net income of $2.7 million or earnings per share of $0.29 for the year ended March 31, 2007.

For the quarter ended March 31, 2008, revenue was $34.6 million, an increase of 40% over the prior year, and income from continuing operations decreased 55% to $426,000 from $939,000 in the prior year. The net loss for the quarter ended March 31, 2008 was $2.7 million or loss per share of $0.20 compared to net income of $665,000, or earnings per share of $0.06, for the quarter ended March 31, 2007. The quarterly results were negatively impacted by certain non-routine year-end adjustments as well as the interest charge related to the conversion of a JP Morgan convertible bond.

The Company’s balance sheet as of March 31, 2008 shows cash, cash equivalents and restricted cash of $80.4 million, total assets of $136.0 million, a current ratio of 4.51:1 and stockholders’ equity of $87.4 million.

Roberta Lipson, President and CEO of Chindex, commented on the results:

“We continue to see great opportunity for our healthcare businesses in China– the world’s fastest growing market. Our revenue growth and profitable operating results for fiscal year 2008 are a window on the great potential we see as we set the stage for the next chapters of growth in both our divisions.

“Revenue from the Healthcare Services division for the year was $65.8 million, an increase of 37% over the prior year with income from continuing operations of $10.3 million, compared with income from continuing operations of $5.0 million in the previous year. This improvement of over 106% reflects increasing profitability in both the Beijing and Shanghai markets. The Healthcare Services division operates the Company’s United Family Healthcare (UFH) network of private hospitals and clinics in China. Chindex operates the only foreign-invested, multi-facility hospital network in China.

“The continued rapid growth on both top and bottom lines on a comparable basis versus last year in our United Family Healthcare network speaks to the growing potential of the market as well as our increased service offerings in both markets. We celebrated the 10th anniversary of our hospital operations in Beijing and expect the growth to continue even as we are planning the next phases of geographic and facility expansion.

“Our near term expansion plans for the United Family Healthcare network include a new outpatient center in Shanghai as well as strategic geographic expansion into the Guangzhou market, first with an outpatient center closely followed by the development of a major general hospital facility. The two outpatient centers are scheduled to open this summer. The new hospital in Guangzhou and a second facility for Beijing are now under design and development.

“The Medical Products division markets, distributes and sells select medical capital equipment, instrumentation and other medical products for use in hospitals in mainland China and Hong Kong.

“Revenue for the division during the year was $64.2 million, an 11% increase from the prior year with a loss from continuing operations of $2.6 million compared with a loss from continuing operations of $1.2 million in the prior year. The increase in revenue was primarily attributable to successfully increasing market share in ultrasound product sales. This positive factor was somewhat offset by the impact of ongoing and unfinished reforms by the government of the procurement process in the Chinese healthcare system, which included increased requirements for public tendering, as well as — and perhaps most importantly — delays in the product registration for market entry for certain of our products.

“Some of the market issues impacting our 2008 period in the products division began to see resolution by year end. While we did not meet our performance targets in the division, during the year we did see significant progress in market penetration for our range of ultrasound products, as well as, the successful installations of additional daVinci surgical robot systems in Hong Kong and the resumption of our government backed loan financing programs based on U.S. Export-Import Bank guarantees. We expect improved performance and a return to profitability in the division in 2009,” said Lipson.

Lipson concluded, “Our two divisions operate in very synergistic market segments, Healthcare Services and Medical Products. We are confident in the opportunity in China in the Healthcare space and we are uniquely positioned with ‘first to market advantage’ in these areas.”

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing and Shanghai metropolitan areas. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, which are the Company’s exclusive distribution partners for the sale and servicing of color doppler ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-five years of experience, approximately 1,200 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2007, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

Financial Summary Attached
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(thousands except share and per share data)

	Three months ended March 31,		Year ended March 31
	2008	2007	2008	2007
Product sales	$17,162	$11,861	$64,241	$57,977
Healthcare services revenue	17,462	12,821	65,817	47,944

Total revenue	34,624	24,682	130,058	105,921

Cost and expenses
Product sales costs	13,266	8,942	47,679	43,891
Healthcare services costs	14,113	10,514	51,810	40,534
Selling and marketing expenses	3,556	2,725	12,175	9,930
General and administrative expenses	3,263	1,562	10,055	6,921

Income from continuing operations	426	939	8,339	4,645
Other (expenses) and income
Interest expense	(3,002)	(195)	(3,575)	(766)
Interest income	659	51	1,159	238
Miscellaneous (expense) income - net	(55)	72	(226)	70

(Loss) income from continuing operations before income taxes	(1,972)	867	5,697	4,187
Provision for income taxes	(714)	(219)	(2,042)	(1,205)

Net (loss) income from continuing operations	(2,686)	648	3,655	2,982
Income (loss) from discontinued operations	0	17	(0)	(247)

Net (loss) income	$(2,686)	$665	$3,655	$2,735

Net (loss) income per common share — basic
Continuing operations	$(.20)	$.06	$.32	$.29

Discontinued operations	(.00)	(.00)	(.00)	(.02)

Net (loss) income	$(.20)	$.06	$.32	$.27

Weighted average shares outstanding — basic	13,432,561	10,608,003	11,369,607	10,286,870

Net (loss) income per common share — diluted
Continuing operations	$(.20)	$.05	$.27	$.26

Discontinued operations	(.00)	(.00)	(.00)	(.02)

Net (loss) income	$(.20)	$.05	$.27	$.24

Weighted average shares outstanding — diluted	13,432,561	12,289,892	13,361,443	11,641,893

CONSOLIDATED CONDENSED BALANCE SHEETS
(thousands except share data)

	March 31, 2008	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$79,258	$9,106
Restricted cash	1,123	1,590
Trade accounts receivable, less allowance for doubtful accounts of $3,940 and $2,827, respectively
Product sales receivables	12,098	13,133
Patient service receivables	9,085	6,104
Inventories	9,796	7,835
Deferred income taxes	1,656	2,463
Other current assets	3,294	3,153

Total current assets	116,310	43,384
Property and equipment, net	18,428	18,482
Long-term deferred income taxes	0	607
Other assets	1,241	434

Total assets	$135,979	$62,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,097	$12,546
Accrued expenses	14,241	10,331
Short-term portion of capitalized leases	36	36
Short-term debt and vendor financing	82	2,710
Income taxes payable	349	629

Total current liabilities	25,805	26,252
Long-term deferred tax liability	208	0
Long-term portion of capitalized leases	22	58
Long-term debt and vendor financing	22,556	8,679

Total liabilities	48,591	34,989

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	0	0
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,074,593 and 9,498,518 shares issued and outstanding at March 31, 2008 and March 31, 2007, respectively	131	95
Class B stock – 1,162,500 shares issued and outstanding at March 31, 2008 and March 31, 2007, respectively	12	12
Additional paid in capital	92,586	38,911
Accumulated other comprehensive income	2,210	106
Accumulated deficit	(7,551)	(11,206)

Total stockholders’ equity	87,388	27,918

Total liabilities and stockholders’ equity	$135,979	$62,907

SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:”

	Healthcare Services		Medical Products	Total

As of March 31, 2008:

Assets	$93,727,000		$42,252,000	$135,979,000
For the three months ended March 31, 2008:

Sales and service revenue	$17,462,000		$17,162,000	$34,624,000
Gross Profit	n/a	*	3,896,000	n/a
Gross Profit %	n/a	*	23%	n/a
Income (loss) from continuing operations before foreign exchange	$2,285,000		$(1,604,000)	$681,000
Foreign exchange loss				(255,000)

Income from continuing operations				$426,000
Other (expense), net				(2,398,000)

(Loss) from continuing operations before income taxes				$(1,972,000)

	Healthcare Services		Medical Products	Total

As of March 31, 2007:

Assets	$34,129,000		$28,778,000	$62,907,000
For the three months ended March 31, 2007:

Sales and service revenue	$12,821,000		$11,861,000	$24,682,000
Gross Profit	n/a	*	2,919,000	n/a *
Gross Profit %	n/a	*	25%	n/a *
Income (loss) from continuing operations before foreign exchange	$1,623,000		$(1,258,000)	$365,000
Foreign exchange gain				574,000

Income from continuing operations				$939,000
Other(expense), net				(72,000)

Income from continuing operations before income taxes				$867,000

	Healthcare Services		Medical Products	Total

As of March 31, 2008:

Assets	$93,727,000		$42,252,000	$135,979,000
For the twelve months ended March 31, 2008:

Sales and service revenue	$65,817,000		$64,241,000	$130,058,000
Gross Profit	n/a	*	16,562,000	n/a
Gross Profit %	n/a	*	26%	n/a
Income (loss) from continuing operations before foreign exchange	$10,342,000		$(2,607,000)	$7,735,000
Foreign exchange gain				604,000

Income from continuing operations				$8,339,000
Other (expense), net				(2,642,000)

Income from continuing operations before income taxes				$5,697,000

	Healthcare Services		Medical Products	Total

As of March 31, 2007:

Assets	$34,129,000		$28,778,000	$62,907,000
For the twelve months ended March 31, 2007:

Sales and service revenue	$47,944,000		$57,977,000	$105,921,000
Gross Profit	n/a	*	14,086,000	n/a	*
Gross Profit %	n/a	*	24%	n/a	*
Income (loss) from continuing operations before foreign exchange	$5,028,000		$(1,154,000)	$3,874,000
Foreign exchange gain				771,000

Income from continuing operations				$4,645,000
Other (expense), net				(458,000)

Income from continuing operations before income taxes				$4,187,000

* Gross profit margins are not routinely calculated in the healthcare industry.